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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             AFP Imaging Corporation
             (Exact name of registrant as specified in its charter)

                 New York                                                    13-2956272
      (State or other jurisdiction of                                     (I.R.S. Employer
      incorporation or organization)                                    (Identification No.)

             250 Clearbrook Road
             Elmsford, New York                                               10523-1315
  (Address of Principal Executive Offices)                                    (Zip Code)

                           2004 Equity Incentive Plan
                            (Full title of the plan)

                             David Vozick, Chairman
                             AFP Imaging Corporation
                               250 Clearbrook Road
                          Elmsford, New York 10523-1315
                         (Name and of agent for service)

                                 (914) 592-6100
          (Telephone number, including area code, of agent for service)

             Copies of all communications, including communications
                  to agent for service, should also be sent to:

                              Keith S. Braun, Esq.
                             Snow Becker Krauss P.C.
                          605 Third Avenue - 25th Floor
                            New York, New York 10158


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



                         CALCULATION OF REGISTRATION FEE

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

-----------------------------------------------------------------------------------------------------------------------
                                                                    Proposed             Proposed
                                                                     maximum              maximum           Amount of
          Title of each class of                Amount to be     offering price          aggregate        registration
        securities to be registered            registered (1)       per share         offering price           fee
-----------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share            600,000 (2)         $1.95 (3)      $1,170,000.00 (3)         $137.71
-----------------------------------------------------------------------------------------------------------------------

(1) There are also being registered such indeterminable number of additional shares of common stock as may become issuable in accordance with the anti-dilution provisions contained in the registrant's 2004 Equity Incentive Plan, pursuant to Securities Act Rule 416(a).

(2)  Represents shares issuable under the registrant's 2004 Equity Incentive
     Plan.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933, based upon the average of the bid and asked prices for the registrant's common stock on November 15, 2005, as reported by the NASD Over-the-Counter Bulletin Board.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                EXPLANATORY NOTES

o The documents containing the information specified by Part I of Form S-8 have been or will be sent or given to participants of the registrant's 2004 Equity Incentive Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8) a prospectus meeting with the requirements of Section 10(a) of the Securities Act.

o This Registration Statement on Form S-8 includes a form of prospectus to be used by certain persons who may be deemed to be affiliates of the registrant, AFP Imaging Corporation in connection with the reoffer and resale by these persons of shares of the registrant's common stock that these persons receive under the registrant's 2004 Equity Incentive Plan.

                                 600,000 Shares

                             AFP IMAGING CORPORATION

                                  Common Stock


This prospectus relates to an aggregate of 600,000 shares of our common stock. The shares include shares of our common stock that may be issued to certain of our officers, directors, affiliates, employees and consultants under our 2004 Equity Incentive Plan and thereafter reoffered and resold by such officers, directors, affiliates, employees and consultants pursuant to this prospectus. These officers, directors, affiliates, employees and consultants are referred to as the "selling securityholders" in this prospectus. The shares may be reoffered and resold from time to time by selling securityholders, and any pledgees, donees, transferees or other successors-in-interest of the shares, through public or private transactions at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. Information regarding the identities of the selling securityholders, the manner in which they acquired or will acquire their shares and the manner in which the shares are being offered and sold is provided in the "Selling Securityholders" and "Plan of Distribution" sections of this prospectus.

We will not receive any of the proceeds from the sale of the shares being offered pursuant to this prospectus. We will, however, receive the proceeds, if any, from any original issuances of the shares, whether from the exercise of options granted pursuant to the 2004 plan or from the purchase price upon issuance of restricted stock or other awards pursuant to the 2004 plan. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for sales commissions.

Our common stock currently is traded on the Over-the-Counter Bulletin Board maintained by the NASD, under the symbol "AFPC.OB." On November 15, 2005, the closing sale price of our common stock, as reported by the OTCBB, was $1.95 per share. You are urged to obtain current market quotations for our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Investment in the shares being offered pursuant to this prospectus involve a high degree of risk. You should carefully read and consider the information set forth in the section of this prospectus entitled "Risk Factors," commencing on page 5, when determining whether to purchase any of these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                The date of this prospectus is November 16, 2005

                                TABLE OF CONTENTS


                                                                                                             Page
                                                                                                             Number
                                                                                                             ------
INTRODUCTORY COMMENT..............................................................................................2
PROSPECTUS SUMMARY................................................................................................3
       Our Company................................................................................................3
       Our Offices and Website....................................................................................4
RISK FACTORS......................................................................................................5
       Risks Relating to Our Business.............................................................................5
       Risks Involving Our Common Stock and Corporate Governance.................................................10
FORWARD-LOOKING STATEMENTS.......................................................................................11
USE OF PROCEEDS..................................................................................................12
DIVIDEND POLICY..................................................................................................12
SELLING SECURITYHOLDERS..........................................................................................12
PLAN OF DISTRIBUTION.............................................................................................16
LEGAL MATTERS....................................................................................................17
EXPERTS..........................................................................................................17
WHERE TO GET MORE INFORMATION....................................................................................17
       Registration Statement....................................................................................17
       Other Information.........................................................................................18
INFORMATION INCORPORATED BY REFERENCE............................................................................18
SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...................................................19

                                            ---------------------------


You should rely only on the information contained in this prospectus or to that which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of the date of this prospectus.


                              INTRODUCTORY COMMENT

Throughout this proxy statement, the terms "we," "us," "our" and "our company" refer to AFP Imaging Corporation, and, unless the context indicates otherwise, our subsidiaries on a consolidated basis.

                               PROSPECTUS SUMMARY

The following is a brief summary of certain information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary is not intended to be a complete description of the matters covered in this prospectus and is qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this prospectus. You are urged to read this prospectus in its entirety, including all materials incorporated in this prospectus by reference, especially the risks of investing in our common stock, when considering making an investment in our common stock.

This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors. We refer you to the section of this prospectus entitled "Forward-Looking Statements" for a more complete discussion of the forward-looking statements used in this prospectus.

Our Company

We are engaged in the business of designing, developing, manufacturing and distributing equipment for producing medical and dental x-ray images through digital and analog technology, as well as the chemical processing of photosensitive materials. Medical, dental, veterinary and industrial professionals use these products. Our products are distributed to worldwide markets, under various brand names, through a network of independent and unaffiliated dealers.

Our principal products and services include:

o       Digital Dental and Large Body DR and CR Imaging Systems

       We manufacture, distribute and service a filmless, digital dental radiography system, utilizing x-rays and electronic imaging technology. This technology allows our products to capture dental images utilizing an intraoral sensor and display the images on computer screens that operate in a Windows-based software environment. These filmless, digital dental radiographic systems, referred to as DR Systems, have practical applications in both human and companion animal dentistry. We have developed proprietary application software for use with the intraoral sensor.

       We also distribute computed radiology systems, referred to as CR Systems, which utilize a reusable phosphorus plate and laser scanner in place of x-ray film. The plate can be erased and then re-exposed over a thousand times. The CR Systems are used for larger body x-ray examinations.

o       Medical, Dental and Industrial X-Ray Processors and Accessories

       We manufacture and distribute a line of freestanding and tabletop medical, dental and industrial x-ray film processors, commonly referred to as analog systems. These machines are capable of processing or developing films of various sizes. The exposed film is inserted into equipment and returned to the operator developed, fixed, washed and dried. The equipment can be located either in a dark room site or adapted to a daylight loading system. These units are used for diagnostic x-ray imaging and industrial, non-destructive testing applications.

o       X-Ray Systems

       We have been granted the exclusive distribution rights for the North American market on a well established, European-designed intraoral dental x-ray machine and panoramic/cephalometric dental x-ray machine. We also has been granted the North American distribution rights to a Japanese-developed panoramic/cephalometric dental x-ray machine. The x-ray film exposed by all of these units can be developed in our film processors. Alternatively, these x-ray products can be sourced and distributed with a digital, filmless sensor that is compatible with our other digital x-ray products and software.

o       Veterinary Imaging and Radiographic Systems

       We manufacture and distribute a line of x-ray and related equipment specifically designed for the veterinary marketplace. These include intraoral x-ray systems, filmless digital dental radiography systems, film processors, dental veterinary film, and a large body CR filmless scanner used in conjunction with general radiographic equipment. These combined systems are tailored to allow the veterinarian to perform both dental and general radiography on companion animals.

       We also distribute veterinary x-ray systems manufactured by a third party under an exclusive worldwide distribution arrangement. These third party systems are capable of producing large format, or "whole-body," images in either digital- or film-based formats.

Our Offices and Website

Our principal executive offices are located at 250 Clearbrook Road, Elmsford, New York 10523-1315. Our telephone number is 914-592-6100. We maintain web sites at www.afpimaging.com and www.dent-x.com. Information contained on our web sites are not considered to be a part of, nor incorporated by reference in, this prospectus.

                                  RISK FACTORS

The shares being offered pursuant to this prospectus are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase any of the shares. Prior to making an investment decision, you should carefully read the other information in this prospectus and consider, along with other matters referred to or incorporated by reference in this prospectus, the following risk factors.

Risks Relating to Our Business

We are dependent on a limited number of products and any material decrease in revenues from these products could have a adverse impact on our revenues and financial position.

Our revenues primarily are generated from sales of our analog processor products, panoramic and intra-oral x-ray machines and, to a lesser extent, other products, including digital sensors. We can give no assurance that any of these systems and products, or any of the other products which we currently sell, or may sell in the future, will not be rendered obsolete or inferior as a result of technological change, changing customer demands, new product introductions or other developments. There also can be no assurance that our competitors will not succeed in developing or marketing technologies, systems and products that are superior to and/or more commercially attractive than our technologies, systems and products. The rendering of our technologies, systems and products obsolete or inferior could have a material adverse effect on us.

Further, our success will depend in part on our ability to improve and enhance our technologies, systems and products timely in comparison to our competitors. There can be no assurance that we will be able to do so. The failure to improve and enhance any of our technologies, systems and products in a timely manner could have a material adverse effect on us.

A failure to adapt to technological changes within our industry could have an adverse effect on our operating results.

Our success will depend on our ability to keep pace with technological developments of new products and services and our ability to fulfill increasingly sophisticated customer requirements. The medical and dental imaging products and service markets are characterized by rapidly changing technology and frequent introductions of new products, services and product and service enhancements. There can be no assurance that we will be able to provide the products, services and support necessary to remain competitive. If we were to incur delays in sourcing and developing new products and services or enhancements to our current lines of products and services, such delays could have a material adverse effect on our operations and financial results.

We are subject to substantial competition which could adversely affect our operating results.

The markets in which we operate are highly competitive with respect to performance, quality and price. We directly compete with local, regional and national manufacturers and distributors of medical and dental imaging equipment. In addition, the medical and dental imaging products and services industries recently have experienced a significant amount of consolidation through mergers and acquisitions. In the future, we may face further competition from new market entrants and possible alliances between existing competitors. Some of our competitors have, or may have, greater financial, marketing and other resources than us. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, benefit from greater purchasing economies, offer more aggressive hardware and service pricing to customers, or devote greater resources to the promotion of their products and services. There can be no assurance that we will be able to successfully compete in the future with such competitors. The failure to successfully compete could have an adverse effect on our operating results.

The market for technology professional services is intensely competitive, rapidly evolving and subject to rapid technological change. We expect competition not only to persist, but to increase. Competition may result in price reductions, reduced margins and loss of market share. The market for our goods and services is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes. Existing or future competitors may develop or offer strategic services that provide significant technological, creative, performance, price or other advantages over the services offered by us.

The loss of the services of our key executive officers could have a material adverse effect on us.

We are significantly dependent upon the continued availability of Donald Rabinovitch, our president and co-chief executive officer, and David Vozick, our chairman and co-principal executive officer. We currently do not have employment agreements with either of Messrs. Rabinovitch or Vozick. The loss or unavailability to us of either of Messrs. Rabinovitch or Vozick for an extended period of time could have a material adverse effect on our business operations and prospects. To the extent that their services would be unavailable to us for any reason, we would be required to procure other personnel to manage and operate our company. There can be no assurance that we will be able to locate or employ such qualified personnel on acceptable terms.

We also are dependent on our key personnel and our ability to recruit, train and retain technology professionals.

Our current and planned operations will depend in large part on our ability to identify, hire, train and retain technology professionals and sales and senior management personnel who can provide the technical, strategic, creative, marketing and audience development skills required by our clients and for our financial success. There is a shortage of qualified personnel in these fields and we compete with other companies, both those within the industry in which we operate and those in other industries, for this limited pool of technology professionals and sales and senior management personnel. There is no assurance that we will be able to attract, train, or retain such qualified personnel.

Further, additions of new and departures of existing personnel, particularly in key positions, can be disruptive, which also could have a material adverse effect upon us, the result of which could have a negative impact on our operations and financial results.

Our growth will depend on our ability to continue to develop our brands.

We believe that strengthening our brands will be critical to achieving widespread acceptance of our products and services. Promoting and positioning our brands will depend largely on the success of our marketing efforts and our ability to provide high quality products and services. In order to promote our brands, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among our customers. Brand promotion activities may not yield increased revenues and, even if they do, any increased revenues may not offset the expenses we incur in building our brands. If we fail to promote and maintain our brands or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, our business would be harmed.

Our dependence on third party licenses could have adverse affects.

We rely on certain software, technology and products that we license or have licensed from third parties, including software, technologies and products that is integrated with internally developed software and/or used in our products to perform key functions. These third-party licenses may not continue to be available to us on commercially reasonable terms. Also, the licensed software, technologies and products may not be appropriately supported, maintained or enhanced by the licensors such that the license would not continue to provide the necessary commercial benefits to us. In addition, we may not be able to license additional software, technologies and products in the future on terms advantageous to us. The loss of or inability to obtain or replace licenses to, or inability to support, maintain and enhance, any of such licensed software, could result in increased costs, including the expense of internally developing the required software, technologies and products, as well as delays or reductions in product shipments.

We are subject to pricing pressures and variable foreign exchange rates, which could result in lower sales revenues and gross profits.

We believe our prices and payment and delivery terms are competitive. However, certain competitors may offer more aggressive pricing and payment terms to customers. We have experienced, and expect to continue to experience pricing pressure, on our products and services due to competitive factors, including industry consolidation. In addition, the general weakness in the U.S. economy has, we believe, impacted our operating results. In an attempt to stimulate sales to existing and new customers, we believe, pricing pressures may increase in the future. Decreasing prices for our products and services would require us to sell a greater number of products and services to achieve the same level of net sales and gross profit.

Seasonality cause fluctuations in our revenues and operating results.

We have seen seasonal variations in our revenues and operating results. Our fourth quarter results for a fiscal year have historically exceeded corresponding revenues and operating results for the first quarter of the following fiscal year. We expect our net sales and operating results to continue to reflect this seasonality. The seasonality of our operating results could result in fluctuations of the market price of our common stock.

We have and may continue to have fluctuations in our quarterly operating results.

Our quarterly operating results have and, in the future, may fluctuate significantly, depending on a variety of factors, many of which are outside of our control. Factors that may affect our quarterly results include:

o    the demand for our products and services;

o the size, timing and timely fulfilment of orders for our products and services;

o    the level of product, price and service competition;

o changes in average selling prices and product mix, which also could affect our profit margins;

o changes in our sales incentive strategy, as well as sales personnel changes;

o    the mix of direct and indirect sales, product returns and rebates;

o    federal, state or local government regulation;

o our ability to upgrade and develop our systems and infrastructure to accommodate growth;

o    our ability to attract and retain qualified personnel;

o    consumer trends;

o    the success of our brand building and marketing campaigns;

o    capital spending budgets of our customers;

o    the timing, size and mix of product and service orders and deliveries; and

o general economic conditions and economic conditions specific to the industry in which we compete.

Our operating expenses and capital expenditures are expected to be based in large part on our expectations of future revenues. Therefore, if revenue levels are below expectations, operating results are likely to be adversely affected. Net income may be disproportionately affected by an unanticipated decline in revenue for a particular quarter because a relatively small amount of our expenses will vary with our revenue in the short term. As a result, we believe that period-to-period comparisons of our results of operations are not and will not necessarily be meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter our operating results will be below expectations.

We are dependent on third-party distributors and a loss of any of these distributors could adversely affect us.

We distribute certain of our products through third-party, independent distributors. Historically, a limited number of distributors have accounted for a significant portion of our overall revenues. In general, these distributors could discontinue marketing our products with little or no notice. Certain of our distributors also could market products which compete with our products. The loss of or significant reduction in revenues generated through one or more of our distributors could have a material adverse effect on our operating results and financial position.

There are a number of uncertainties associated with international sales that could adversely affect our company.

In each of our last three fiscal years, sales to customers outside of the United States did not exceed 19% of our overall sales. We anticipate that international sales will continue to account for a similar portion of our overall sales revenue. International revenues are subject to a number of uncertainties, including, but not limited to:

o    contracts may be difficult to enforce and receivables difficult to collect;

o    foreign customers and distributors may require longer payment cycles,

o foreign governments may impose additional withholding taxes or otherwise tax our foreign income, as well as impose tariffs or adopt other restrictions on foreign trade;

o    fluctuations in exchange rates may affect product demand;

o    United States export licenses may be difficult to obtain; and

o intellectual property rights in foreign countries may be difficult or impossible to enforce.

Moreover, many foreign countries have their own regulatory approval requirements for the sale of our products. As a result, our introduction of new products into international markets could be hindered, costly and/or time-prohibited. There can be no assurance that we will be able to obtain the required regulatory approvals on a timely basis, if at all.

We are subject to the uncertainty of litigation results that could adversely impact our financial position.

We are subject to a variety of legal actions relating to its business operations. Recent court decisions, legislative activity and regulatory enforcement may increase our exposure for claims by third-parties, including environmental claims. In some cases, substantial punitive damages may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance. In addition, insurers may dispute coverage or the amount of insurance may not be sufficient to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future. An adverse outcome from a litigation matter could have a material adverse effect on our company.

We are subject to regulatory and legislative risks that could adversely affect our operations.

We must obtain certain approvals and marketing clearances from governmental authorities, including the federal Food and Drug Administration (the "FDA") and similar health authorities in foreign countries, to market and sell our products domestically and in such foreign countries. The FDA regulates the marketing, manufacturing, labeling, packaging, advertising, sale and distribution of medical devices, as do various foreign authorities in their respective jurisdictions. The FDA enforces additional regulations regarding the safety of equipment utilizing x-rays. Various states also impose similar regulations. Certain of our manufactured and imported products and product components, including our x-ray systems and sensors, are currently regulated by such authorities and certain of our future products will require approval or marketing clearance from such various governmental authorities, including the FDA. In addition, various additional requirements are imposed upon us to make our company eligible to sell products to the federal government.

The FDA review process typically requires extended proceedings pertaining to the safety and efficacy of new products. A Section 510(k) application is required in order to market a new or modified medical device. If specifically required by the FDA, a pre-market approval may be necessary. This procedure, which must be completed prior to marketing a new medical device, are potentially expensive and time consuming. The procedure may delay or hinder a product's timely entry into the marketplace. Moreover, there can be no assurance that the review or approval process for these products by the FDA or any other applicable governmental authorities will occur in a timely fashion, if at all, or that additional regulations will not be adopted or current regulations amended in such a manner as will adversely affect us. In addition, final approval does not assure, in any manner, the success of the approved product.

We are also subject to other federal, state and local laws, regulations and recommendations relating to safe working conditions and manufacturing practices.

International sales of our products are subject to the regulatory agency product registration requirements of each country in which our products are sold. The regulatory review process varies from country to country and may in some cases require the submission of clinical data. We typically rely on our distributors in foreign countries to obtain the required regulatory approvals.

The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted. Failure to comply with regulatory requirements could have a material adverse effect on our operating results and financial condition.

In addition to legislative and regulatory concerns directly affecting us, we note that our customers operate in the health care industry, which is highly regulated. Both existing and future governmental regulations directed at our customers could adversely impact us indirectly. Further, cost-containment efforts by health maintenance organizations may adversely affect the potential market for our products.

We have product warranty exposure which could adversely affect our operating results and financial condition.

We generally warrant each of our products against defects in materials and workmanship for a period of one year from the date of shipment, plus any extended warranty period purchased by the customer and three years for our digital sensors. The need for warranty service could have a material adverse effect on us by, among other things, requiring additional expenditures for parts and personnel as well as damaging our reputation and goodwill.

There is a potential for product recall and product liability claims

Our products may be subject to recall for unforeseen reasons. In addition, certain applications, including projected applications, of our products entail the risk of product liability claims. Such risks will exist even with respect to those products that have received, or in the future may receive, regulatory approval for commercial sale. These claims may be made by our customers, distributors or others. Although we have maintained insurance coverage related to product liability claims, no assurance can be given that product liability insurance coverage will continue to be available or, if available, that it can be obtained in sufficient amounts or at reasonable cost or that it will be sufficient to cover any claims that may arise. We do not maintain any insurance relating to potential recalls of our products. Costs associated with potential product recalls or product liability claims could have a material adverse effect on us.

Our inability to protect our intellectual property rights could prevent us from selling our products and hinder our financial performance.

The technology and designs underlying our products may not be fully protected by patent rights. Our future success is dependent primarily on non-patented trade secrets and on the innovative skills, technological expertise and management abilities of our employees. Even with the patent rights in our products, our technology may not preclude or inhibit competitors from producing products that have identical performance as our products. In addition, we cannot guarantee that any protected trade secret could ultimately be proven valid if challenged. Any such challenge, with or without merit, could be time consuming to defend, result in costly litigation, divert our management's attention and resources and, if successful, require us to pay monetary damages.

Our products may infringe the intellectual property rights of others which may cause us to incur unexpected costs or prevent us from selling our products.

We believe our products do not infringe on the intellectual property rights of others. However, there can be no assurance that infringement claims will not be asserted against us in the future or that, if asserted, any infringement claim will be successfully defended. We also may be subject to legal proceedings and claims from time to time, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert our management's attention away from running our business and seriously harm our business. If we were to discover that our products violated the intellectual property rights of others, we would have to obtain licenses from these parties in order to continue marketing our products without substantial re-engineering. We might not be able to obtain the necessary licenses on acceptable terms or at all and, if we could not obtain such licenses, we might not be able to re-engineer our products successfully or in a timely fashion. If we fail to address any infringement issues successfully, we would be forced to incur significant costs, including damages and potentially satisfying indemnification obligations that we have with our customers, and we could be prevented from selling certain of our products.

Risks Involving Our Common Stock and Corporate Governance

Limited directors' liability could prevent our shareholders from holding our directors responsible for a lack of care.

Our certificate of incorporation provides that our directors will not be held liable to us or our shareholders for monetary damages upon breach of a director's fiduciary duty, except to the extent otherwise required by law.

There is significant volatility in our stock prices.

The market for our common stock is highly volatile. The trading price of our common stock could widely fluctuate in response to, among other things:

o    quarterly variations in our operating and financial results;

o announcements of technological innovations or new products by us, our vendors or our competitors;

o    changes in prices of our or our competitors' products and services;

o    changes in the product and service mix of our sales;

o changes in our revenue and revenue growth rates as a whole or for individual geographic areas, products, services or product and sales categories;

o    unscheduled system interruptions;

o our ability to timely develop, introduce and market new products, as well as enhanced versions of our current products;

o    additions or departures of key personnel;

o    changes in financial estimates by securities analysts;

o    conditions or trends in the medical imaging industries;

o    changes in the market valuations of other medical imaging companies;

o    developments in governmental regulations of medical imaging products;

o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

o    sales of our common stock or other securities in the open market; and

o    other events or factors that may be beyond our control.

Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we conduct our business or relating to us or our competitors could result in an immediate and adverse effect on the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many companies which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

We have no history of paying dividends.

We have never paid any cash dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. In addition, our ability to pay dividends to the holders of our common stock is limited under our credit facility with our bank.

We may issue substantial amounts of additional shares of our common stock without shareholder approval, which could dilute the equity interests of our shareholders.

We have outstanding an aggregate of 9,568,217 shares of our common stock, as of the date of this prospectus. We also have 5 million shares of serial preferred stock authorized but unissued, all of which shares are not reserved for specific purposes, and an additional (a) 1,902,400 shares of our common stock issuable upon the exercise of stock options granted or available for grant under our various stock plans and (b) 100,000 shares of our common stock issuable upon exercise of warrants we previously granted and are currently outstanding, all as of the date of this prospectus. All of such shares may be issued without any action or approval by our shareholders. Any shares issued by us in the future would further dilute the percentage ownership held by our shareholders.

Substantial sales of our common stock could adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock by introducing a large number of sellers to the market. This could cause the market price of our common stock to decline.


                           FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus, and the documents incorporated by reference into this prospectus, include "forward-looking statements" within the meaning of such term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. Forward-looking statements made in this prospectus, and the documents incorporated by reference into this prospectus, generally are based on our best estimates of future results, performances or achievements, predicated upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "could," "should," "project," "expect," "believe," "estimate," "anticipate," "intend," "continue," "potential," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions. Potential risks and uncertainties include, among other things, such factors as:

o the market acceptance, revenues and profitability of our current and future products and services;

o general economic conditions in the United States and elsewhere, as well as the economic conditions affecting the industry in which we operate;

o    the competitive environments within the industry in which we operate;

o    our ability to raise additional capital, if and as needed;

o    our ability to attract and retain key personnel;

o our ability to profitably design, develop, manufacture and sell new products;

o    our ability to repay our debts when due;

o    fluctuations in foreign currency exchange rates;

o adverse outcomes to outstanding or future legal proceedings in which we are a party;

o changes in the nature of enforcement of laws and regulations concerning our products, services, suppliers and customers;

o the extent that our sales network and marketing programs achieve satisfactory response rates;

o political and regulatory matters affecting the industry in which we operate; and

o the other risks detailed in this prospectus, including those set forth in the section entitled "Risk Factors," and the documents incorporated by reference into this prospectus, and, from time to time, in our other filings with the Securities and Exchange Commission.

Readers are urged to carefully review and consider the various disclosures made by us in this prospectus, and the documents incorporated by reference into this prospectus, and our other filings with the SEC. These reports attempt to advise interested parties of the risks and factors that may affect our business, financial condition and results of operations and prospects. The forward-looking statements made in this prospectus speak only as of the date hereof and we disclaim any obligation to provide updates, revisions or amendments to any forward-looking statements to reflect changes in our expectations or future events.

                                 USE OF PROCEEDS

The proceeds from the sale of the shares of our common stock being offered by the selling securityholders pursuant to this prospectus will belong to the selling securityholders. We will not receive any of the proceeds from the sale of such shares. We will, however, receive the proceeds, if any, from any original issuances of the shares upon the exercise of options granted pursuant to the 2004 plan or from the purchase price, if any, upon issuance of restricted stock or other awards pursuant to the 2004 plan. We will utilize any proceeds from the exercise of such options or from such issuances on restricted stock or other awards granted under the 2004 plan for general corporate and working capital purposes.

We will have complete discretion over how we may use the proceeds, if any, from any exercise of options granted under the 2004 plan or from such issuances of restricted stock or other awards granted under the 2004 plan. Pending use of such proceeds, we may invest all or a portion of such proceeds in marketable securities, equity securities of other companies, short-term, interest-bearing securities, U.S. Government securities, money market investments and short-term, interest-bearing deposits in banks.


                                 DIVIDEND POLICY

We have never declared or paid any dividends to the holders of our common stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain all earnings for use in connection with the further development of our business and for general corporate purposes. Our board of directors will have the sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on our profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. In addition, provisions contained in our credit facility and financing arrangement with Keltic Financial Partners, LP place restrictions on our ability to declare or make any cash dividends on our common stock. In addition, our ability to pay cash dividends on our common stock in the future could be further limited or prohibited by the terms of future financing agreements that we may enter into or by the terms of any preferred stock that we may authorize and issue.


                             SELLING SECURITYHOLDERS

The shares being offered for sale pursuant to this prospectus have been registered under the Securities Act of 1933 for reoffer and resale by the selling securityholders following the acquisition of such shares pursuant to our 2004 plan. The selling securityholders may reoffer and resell all or a portion of the shares from time to time.

To our knowledge, none of the selling securityholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the selling securityholder's shares of our common stock being offered pursuant to this prospectus, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of such shares by any of the selling securityholders. If we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered pursuant to this prospectus, we will, if required, file a supplement to this prospectus. If the selling securityholders use this prospectus for any sale of such shares, they will be subject to the prospectus delivery requirements of the Securities Act.

These shares are to be reoffered and resold by and for the respective accounts of the selling securityholders and any pledgees, donees, assignees and transferees or successors-in-interest of the respective selling securityholders. We have agreed to register all of such securities under the Securities Act and to pay all of the expenses in connection with such registration and sale of the shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling securityholders).

The following table and notes to the table sets forth, with respect to each selling securityholder:

o the name of the selling securityholder and any material relationship the selling securityholder has had with us over the past three years;

o the number of shares of our common stock beneficially owned by the selling securityholder as of the date of this prospectus;

o the number of shares being offered for sale by the selling securityholder pursuant to this prospectus; and

o the number of shares of our common stock and percentage that will be beneficially owned by the selling securityholder assuming the selling securityholder disposes of all of the shares being offered pursuant to this prospectus.

                                                                                          Beneficial Ownership
                                                Beneficial            Number of       After the Sale of the Shares
                                            Ownership Prior to      Shares Being     ------------------------------
Name and Material Relationships             Sale of the Shares    Offered for Sale        Number     Percentage(1)
----------------------------------------   --------------------  ------------------  --------------- -------------
Jack Becker (2).........................       142,522  (3)                 0 (4)       142,522 (5)        1.5
Robert Blatt (6)........................       800,963  (7)                 0 (8)       800,963 (9)        8.3
Aida McKinney (10)......................       114,500 (11)                 0 (12)      114,500 (13)       1.2
Roberto Molteni (14)....................       100,000 (15)                 0 (16)      100,000 (17)       1.0
Elise Nissen (18).......................       134,000 (19)                 0 (20)      134,000 (21)       1.4
Donald Rabinovitch (22).................     1,407,803 (23)                 0 (24)    1,407,803 (25)      14.4
David Vozick (26).......................     1,526,603 (27)                 0 (28)    1,526,603 (29)      15.7

----------
(1) Percentage calculation assumes the exercise of options granted under the 2004 plan to the specified selling securityholder, and that no other shares of our common stock are issued after the date of this prospectus.
(2) Mr. Becker has been a director of our company since 1997. He is a principal of Snow Becker Krauss P.C., our outside general counsel. We paid Snow Becker Krauss P.C., as legal fees and reimbursement of expenses, (a) $49,180 during our fiscal year ended June 30, 2005, (b) $24,484 during our fiscal year ended June 30, 2004 and (b) $27,120 during our fiscal year ended June 30, 2003.
(3) Includes (a) 110,500 shares of our common stock issuable upon exercise of options granted to Mr. Becker under our other various stock incentive plans and (b) 25,000 shares of our common stock owned of record by Snow Becker Krauss P.C., a law firm which acts as our outside general counsel and of which Mr. Becker is a principal. A total of 110,500 shares underlying options granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Does not include shares that may be acquired upon exercise of options that we may grant to Mr. Becker under the 2004 plan or our other various stock incentive plans in the future. The shares issuable upon exercise of options granted to Mr. Becker under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Mr. Becker.
(4) Does not include shares that may be acquired upon exercise of options that we may grant to Mr. Becker under the 2004 plan in the future. The shares issuable upon exercise of options granted to Mr. Becker under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Mr. Becker.
(5) Includes (a) 25,000 shares owned of record by Snow Becker Krauss P.C., a law firm which acts as our outside general counsel and of which Mr. Becker is a principal, and (b) 110,500 shares of our common stock issuable upon exercise of options granted to Mr. Becker under our other various stock incentive plans. A total of 110,500 shares underlying options granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Does not include shares that may be acquired upon exercise of options that we may grant to Mr. Becker under our other various stock incentive plans in the future.
(6) Mr. Blatt has been a director of our company since 1995. Mr. Blatt has acted as a consultant to us in the past. We paid Mr. Blatt, or his affiliates, consulting fees of (a) $22,000 during our fiscal year ended June 30, 2005, (b) $17,900 during our fiscal year ended June 30, 2004 and
       (c) $21,600 during our fiscal year ended June 30, 2003. The consulting fees were in addition to fees paid to Mr. Blatt in his capacity as one of our directors.
(7) Includes 97,000 shares of our common stock issuable upon exercise of options granted to Mr. Blatt under our other various stock incentive plans. A total of 97,000 shares underlying options granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Does not include shares that may be acquired upon exercise of options that we may grant to Mr. Blatt under the 2004 plan or our other various stock incentive plans in the future. The shares issuable upon exercise of options granted to Mr. Blatt under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Mr. Blatt.
(8) Does not include shares that may be acquired upon exercise of options that we may grant to Mr. Blatt under the 2004 plan in the future. The shares issuable upon exercise of options granted to Mr. Blatt under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Mr. Blatt.
(9) Includes 97,000 shares of our common stock issuable upon exercise of options granted to Mr. Blatt under our other various stock incentive plans. A total of 97,000 shares underlying options granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Does not include shares that may be acquired upon exercise of options that we may grant to Mr. Blatt under our other various stock incentive plans in the future.
(10) Ms. McKinney has served as our vice president of administration since 1986. From 1980 to 1986, she served as our administrative manager.
(11) Includes 15,000 shares of our common stock issuable upon exercise of options granted to Ms. McKinney under our other various stock incentive plans. A total of 15,000 shares underlying options granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Does not include shares that may be acquired upon exercise of options that we may grant to Ms. McKinney under the 2004 plan or our other various stock incentive plans in the future. The shares issuable upon exercise of options granted to Ms. McKinney under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Ms. McKinney.
(12) Does not include shares that may be acquired upon exercise of options that we may grant to Ms. McKinney under the 2004 plan in the future. The shares issuable upon exercise of options granted to Ms. McKinney under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Ms. McKinney.
(13) Includes 15,000 shares of our common stock issuable upon exercise of options granted to Ms. McKinney under our other various stock incentive plans. A total of 15,000 shares underlying options granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Does not include shares that may be acquired upon exercise of options that we may grant to Ms. McKinney under our other various stock incentive plans in the future.
(14) Dr. Molteni has served as our executive vice president of technology since June 2005.
(15) Represents 100,000 shares of our common stock issuable upon exercise of options granted to Dr. Molteni under our other various stock incentive plans. A total of 100,000 shares underlying options granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Does not include shares that may be acquired upon exercise of options that we may grant to Dr. Molteni under the 2004 plan or our other various stock incentive plans in the future. The shares issuable upon exercise of options granted to Dr. Molteni under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Dr. Molteni.
(16) Does not include shares that may be acquired upon exercise of options that we may grant to Dr. Molteni under the 2004 plan in the future. The shares issuable upon exercise of options granted to Dr. Molteni under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Dr. Molteni.
(17) Represents 100,000 shares of our common stock issuable upon exercise of options granted to Dr. Molteni under our other various stock incentive plans. A total of 100,000 shares underlying options granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Does not include shares that may be acquired upon exercise of options that we may grant to Dr. Molteni under our other various stock incentive plans in the future.
(18) Ms. Nissen has served as our chief financial officer since 1997. From 1982 to 1997, she served as our vice president of finance and controller.
(19) Includes 15,000 shares of our common stock issuable upon exercise of options granted to Ms. Nissen under our other various stock incentive plans. A total of 15,000 shares underlying options granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Does not include shares that may be acquired upon exercise of options that we may grant to Ms. Nissen under the 2004 plan or our other various stock incentive plans in the future. The shares issuable upon exercise of options granted to Ms. Nissen under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Ms. Nissen.
(20) Does not include shares that may be acquired upon exercise of options that we may grant to Ms. Nissen under the 2004 plan in the future. The shares issuable upon exercise of options granted to Ms. Nissen under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Ms. Nissen.
(21) Includes 15,000 shares of our common stock issuable upon exercise of options granted to Ms. Nissen under our other various stock incentive plans. A total of 15,000 shares underlying options granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Does not include shares that may be acquired upon exercise of options that we may grant to Ms. Nissen under our other various stock incentive plans in the future.
(22) Mr. Rabinovitch has served as our president and co-chief executive officer, as well as one of our directors, since 1978.
(23) Includes (a) 180,000 shares of our common stock issuable upon exercise of options granted to Mr. Rabinovitch under our other various stock incentive plans and (b) 125,000 shares of our common stock owned of record by Mr. Rabinovitch's family foundation, of which Mr. Rabinovitch has shared voting and dispositive powers with his spouse. A total of 180,000 shares underlying the option granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Mr. Rabinovitch disclaims beneficial ownership to the shares owned by Mr. Rabinovitch's family foundation. Does not include shares that may be acquired upon exercise of options that we may grant to Mr. Rabinovitch under the 2004 plan or our other various stock incentive plans in the future. The shares issuable upon exercise of options granted to Mr. Rabinovitch under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Mr. Rabinovitch.
(24) Does not include shares that may be acquired upon exercise of options that we may grant to Mr. Rabinovitch under the 2004 plan in the future. The shares issuable upon exercise of options granted to Mr. Rabinovitch under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Mr. Rabinovitch.
(25) Includes (a) 125,000 shares of our common stock owned of record by Mr. Rabinovitch's family foundation, of which Mr. Rabinovitch has shared voting and dispositive powers with his spouse, and (b) 180,000 shares of our common stock issuable upon exercise of options granted to Mr. Rabinovitch under our other various stock incentive plans. Mr. Rabinovitch disclaims beneficial ownership to the shares held by his family foundation. A total of 180,000 shares underlying options granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Does not include shares that may be acquired upon exercise of options that we may grant to Mr. Rabinovitch under our other various stock incentive plans in the future.
(26) Mr. Vozick has served as chairman of our board of directors, secretary, treasurer and co-chief executive officer, as well as one of our directors, since 1978.
(27) Includes (a) 180,000 shares of our common stock issuable upon exercise of an option granted to Mr. Vozick under our other various stock incentive plans and (b) 140,000 shares of our common stock owned of record by Mr. Vozick's and his family's foundations, of which Mr. Vozick has shared voting and dispositive powers with his spouse. A total of 180,000 shares underlying the option granted under our various other stock option plans are exercisable within the 60 days following the date of this prospectus. Mr. Vozick disclaims beneficial ownership to the shares owned by Mr. Vozick's and his family's foundations. Does not include shares that may be acquired upon exercise of options that we may grant to Mr. Vozick under the 2004 plan or our other various stock incentive plans in the future. The shares issuable upon exercise of options granted to Mr. Vozick under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Mr. Vozick.
(28) Does not include shares that may be acquired upon exercise of options that we may grant to Mr. Vozick under the 2004 plan in the future. The shares issuable upon exercise of options granted to Mr. Vozick under the 2004 plan in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale by Mr. Vozick.
(29) Includes (a) 140,000 shares of our common stock owned of record by Mr. Vozick's and his family's foundations, of which Mr. Vozick has shared voting and dispositive powers with his spouse, and (b) 180,000 shares of our common stock issuable upon exercise of options granted to Mr. Vozick under our other various stock incentive plans. Mr. Vozick disclaims beneficial ownership to the shares held by his and his family's foundations. A total of 180,000 shares underlying options granted under our other various stock option plans are exercisable within the 60 days following the date of this prospectus. Does not include shares that may be acquired upon exercise of options that we may grant to Mr. Vozick under our other various stock incentive plans in the future.

                              PLAN OF DISTRIBUTION

The shares of our common stock being offered for sale pursuant to this prospectus may be sold by the selling securityholders or by pledgees, donees, transferees or other successors in interest of the selling securityholders for their respective own accounts.

To our knowledge, none of the selling securityholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the selling securityholder's shares of our common stock being offered pursuant to this prospectus, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of such shares by any of the selling securityholders. If we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered pursuant to this prospectus, we will, if required, file a supplement to this prospectus. If the selling securityholders use this prospectus for any sale of such shares, they will be subject to the prospectus delivery requirements of the Securities Act.

We will receive none of the proceeds from such shares, other than proceeds from the exercise of options granted under the 2004 plan or from the purchase price, if any, upon issuance of restricted stock or other awards pursuant to the 2004 plan. The selling securityholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares.

The distribution of the shares by the selling securityholders is not subject to any underwriting agreement. The shares offered by the selling securityholders may be sold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the selling securityholders may sell their shares covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgees, transferees or other successors in interest as selling securityholders under this prospectus.

The selling securityholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling securityholders for purposes of this prospectus and may sell the shares stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the transferees, pledgees or other successors in interest as selling securityholders under this prospectus.

The selling securityholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling securityholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell shares short and redeliver the shares to close out such short positions. The selling securityholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling securityholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

Any broker-dealer that participates with the selling securityholders in the distribution of the shares being offered pursuant to this prospectus may be deemed to be an underwriter and any commissions received by such broker-dealer and any profit on the resale of shares positioned by such broker-dealer might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Each selling securityholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling securityholders.

                                  LEGAL MATTERS

The validity of our common stock being offered pursuant to this prospectus will be passed upon for us by Snow Becker Krauss P.C. Snow Becker Krauss P.C. owns 25,000 shares of our common stock and a principal of Snow Becker Krauss P.C., Jack Becker, who also serves as a director of our company, owns 7,022 shares of our common stock and holds options to purchase an additional 110,500 shares of our common stock. Another principal of Snow Becker Krauss P.C. owns 172 shares of our common stock.

                                     EXPERTS

Our audited consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended June 30, 2005 have been incorporated by reference into this prospectus and in the registration statement to which this prospectus forms a part in reliance upon the respective reports of (with respect to our fiscal years ended June 30, 2005 and 2004) Goldstein Golub Kessler LLP, an independent registered public accounting firm, and (with respect to our fiscal year ended June 30, 2003) Ernst & Young LLP, an independent registered public accounting firm, as set forth in their respective reports thereon appearing elsewhere in this prospectus and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                          WHERE TO GET MORE INFORMATION

Registration Statement

We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act of 1933 with respect to our common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by that reference. The registration statement, including exhibits to the registration statement, may be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You should call 1-800-SEC-0330, for more information on the public reference room. The SEC also maintains a world wide web site at "http://www.sec.gov" that contains reports, proxy and information statements and other information regarding registrants, including us, which file electronically with the SEC. The registration statement, including all exhibits and amendments to the registration statement, is available on that website.

Other Information

Government Filings

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. As such, we file annual, quarterly and special reports, proxy statements and other documents with the SEC. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. You also may obtain copies of such material by mail from the public reference facilities of the SEC's Washington, D.C. offices, at prescribed rates. Please call the SEC, at 1-800-SEC-0330, for further information on its public reference facilities. In addition, the SEC maintains a world wide web site that contains reports, proxy and information statements and other information regarding companies, including us, that file electronically with the SEC at the address "http://www.sec.gov." Information contained on the SEC website is not part of this prospectus.

AFP Imaging Corporation

Most of our SEC filings also are available at our website at "http://www.afpimaging.com." Information contained on our website is not part of this prospectus. We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

                          Investor Relations Department
                             AFP Imaging Corporation
                               250 Clearbrook Road
                            Elmsford, New York 10523
                        Telephone number: (914) 592-6100

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" in this prospectus certain the information we file with the SEC, which means that:

o    incorporated documents are considered part of this prospectus;

o we can disclose important information to you by referring you to those documents; and

o certain information that we file after the date of this prospectus with the SEC will automatically update and supersede information contained in this prospectus and the registration statement.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

o our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the SEC on September 27, 2005;

o our Current Report on Form 8-K (Date of Report: July 25, 2005), filed with the SEC on July 25, 2005;

o our Current Report on Form 8-K (Date of Report: September 13, 2005), filed with the SEC on September 13, 2005;

o our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, filed with the SEC on November 14, 2005; and

o the description of our common stock contained in the Registration Statement on Form 8-A we filed with the SEC in 1980, including any amendment(s) or report(s) filed for the purpose of updating such description.


         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

The registrant incorporates by reference the documents listed below:

o the registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the SEC on September 27, 2005;

o    the registrant's Current Report on Form 8-K (Date of Report: July 25,
     2005), filed with the SEC on July 25, 2005;

o    the registrant's Current Report on Form 8-K (Date of Report: September 13,
     2005), filed with the SEC on September 13, 2005;

o the registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, filed with the SEC on November 14, 2005; and

o the description of the registrant's common stock contained in the Registration Statement on Form 8-A the registrant filed with the SEC in 1980, including any amendment(s) or report(s) filed for the purpose of updating such description.

All documents the registrant files after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this registration statement have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement in this registration statement modifies or supersedes such previous statement and any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this registration statement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.       Description of Securities.

Not applicable.

Item 5.       Interests of Named Experts and Counsel.

The registrant incorporates by reference the disclosures contained in the section "Legal Matters" of the prospectus forming a part of this registration for information concerning the interest of the registrant's counsel in the registrant.

Item 6.       Indemnification of Directors and Officers.

Under the provisions of the certificate of incorporation and by-laws of the registrant, as amended to the date of this registration statement, each person who is or was a director or officer of registrant shall be indemnified by the registrant to the full extent permitted or authorized by the Business Corporation Law of the State of New York. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the registrant, such person shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (a) expenses (including attorneys' fees) and (b) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant.

The officers and directors of the registrant are covered by officers' and directors' liability insurance. The policy coverage is $4 million, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $100,000.

Item 8.       Exhibits.

Number     Description
------     -----------
    4.1    2004 Equity Incentive Plan.*
    5.1    Opinion and consent of Snow Becker Krauss P.C.
   23.1    Consent of Goldstein Golub Kessler LLP.
   23.2    Consent of Ernst & Young LLP.
   23.3    Consent of Snow Becker Krauss P.C.

----------
*      Incorporated by reference.  See Exhibit Index.

Item 9.       Undertakings.

(a) The undersigned registrant hereby undertakes:

       (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (A) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (B) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (C) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(i)(A) and (a)(i)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
       Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

       (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Elmsford, State of New York, on November 16, 2005.

                                 AFP Imaging Corporation


                                 By:          /s/ Donald Rabinovitch
                                        ----------------------------------------
                                           Donald Rabinovitch, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         /s/ Donald Rabinovitch             President, Co-Chief Executive Officer and        November 16, 2005
----------------------------------------    Director (Co-Principal Executive Officer)
           Donald Rabinovitch


            /s/ David Vozick                Chairman of the Board, Co- Chief Executive       November 16, 2005
----------------------------------------    Officer, Secretary and Treasurer
              David Vozick                  (Co-Principal Executive Officer)



            /s/ Elise Nissen                Chief Financial Officer (Principal               November 16, 2005
----------------------------------------    Financial and Accounting Officer)
              Elise Nissen


             /s/ Jack Becker                Director                                         November 16, 2005
----------------------------------------
               Jack Becker


            /s/ Robert Blatt                Director                                         November 16, 2005
----------------------------------------
              Robert Blatt


                             AFP IMAGING CORPORATION

                       REGISTRATION STATEMENT ON FORM S-8

                                  EXHIBIT INDEX

  Exhibit
  Number   Description
  ------   -----------
    4.1    2004 Equity Incentive Plan. [Incorporated by reference to Exhibit
           10.1 to the registrant's Current Report on Form 8-K (Date of Report:
           September 23, 2004, filed with the SEC on October 8, 2004.]
    5.1    Opinion and consent of Snow Becker Krauss P.C.
   23.1    Consent of Goldstein Golub Kessler LLP.
   23.2    Consent of Ernst & Young LLP.
   23.3    Consent of Snow Becker Krauss P.C. [Included in legal opinion filed as exhibit 5.1.]